Exhibit 99.1

Fathom Realty Announces Revised Agent Commission Structure

CARY, N.C., December 20, 2021 – Fathom Realty LLC, a wholly owned subsidiary of Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced a revised commission structure for its agents.

Effective January 1, 2022, Fathom’s agents will pay a $600 annual fee, up from $500, and $500 for each of their first 12 completed transactions, up from $450. The current $99 transaction fee for each transaction after the first 12 remains unchanged. For team plans, team members will pay the $500 transaction fee for the initial four transactions, up from two transactions.

“Fathom is a pioneer in our industry, with a strong culture of agent-centric service. Our agent fees have not increased overall for the last five years, and we believe the time is right to make this change,” said Fathom CEO Joshua Harley. “We have done extensive market research and are confident that our compensation plans remain highly competitive and attractive to our current, as well as, future agents. In fact, over the last two years, the commissions that Fathom agents have earned on each sale increased by an average of $2,220. We will always put our agents first and will continue to provide them with all of the technology, tools, education and services they need to be highly productive and earn more money. We believe the fee increase, albeit small, will allow us to further improve our value proposition as we continue to invest in new technology and enhanced services, thereby attracting even more agents to our unique platform.”

About Fathom Realty LLC

Fathom Realty, a wholly owned subsidiary of Fathom Holdings Inc., is a national, cloud-based, real estate brokerage powered by intelliAgent, a proprietary technology platform that simplifies agent transaction management. The Company currently operates in 34 states and the District of Columbia with more than 7,500 agents, who earn higher incomes through Fathom's transaction fee compensation model, plus the ability to offer their clients a host of related services, from title insurance to arranging mortgages, and in some states, homeowner's insurance. Fathom agents also earn stock grants from the Company's publicly traded parent. Fathom Realty is the ninth largest independent firm in the country as ranked by the 2020 Real Trends 500 Ranking Report. For more information, visit www.fathomcareers.com.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among others, Fathom’s ability to help agents become highly productive and earn more money, and its ability to attract more agents. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including agent attraction and retention and other risks set forth in the Risk Factors section of the Company’s most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom’s Form 10-K and other SEC filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040

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